Exhibit 99.1

Amcor reports solid first quarter result and reaffirms fiscal 2026 outlook
Highlights - Three Months Ended September 30, 2025:
•First full quarter operating as a combined Amcor and Berry business;
•Net sales $5,745 million, up 68% excluding currency impact;
•GAAP Net income $262 million including acquisition related costs; GAAP diluted EPS of 11.3 cps;
•Adjusted EBITDA $909 million, up 92% and adjusted EBIT $687 million, up 85% excluding currency impact;
•Synergies of approximately $38 million at upper end of expected range;
•Adjusted EBIT margins of 12.0%, up 110 basis points;
•Adjusted EPS of 19.3 cps, up 18% excluding currency impact; and
•Quarterly dividend increased to 13.0 cents per share.
Fiscal 2026 outlook reaffirmed:
•Adjusted EPS 80-83 cps representing 12-17% constant currency growth; Free Cash Flow $1.8-1.9 billion.

Solid Q1 execution positions Amcor to deliver strong earnings and free cash flow growth for FY26
Amcor CEO Peter Konieczny said, “I am pleased with how the legacy Amcor and Berry teams have come together as one to integrate and execute against our priorities. We're seeing strong and consistent validation from our customers, who are very receptive to our expanded offerings and innovation capabilities.
We are now seeing the quality of the combined business as the global leader in consumer packaging and dispensing solutions for nutrition, health, beauty and wellness. We are gaining momentum with synergy realization, including commercial synergies, and have solid pipelines which continue to grow. Margins increased in both operating segments. And we are addressing identified non-core assets to enhance focus on our core business.
Adjusted EPS of 19.3 cents per share was above the mid-point of our guidance range and up 18% compared with last year. This includes the addition of the Berry business and was supported by disciplined cost performance, improved productivity and delivery of synergies at the upper end of our expected range. We have clear line of sight to delivering at least $260 million of synergy benefits in fiscal 26, and we have confidence in our ability to deliver a year of strong earnings and free cash flow growth.
As we look ahead, we are confident in delivering $650 million of identified synergies, and over the three year period ending fiscal 28 we expect synergies alone to drive more than 30% EPS growth. At the same time, we are focused on capturing organic growth opportunities to create an even stronger business that delivers significant long term value for shareholders and is the global packaging partner of choice for customers."

Key Financials (1)(2)			Three Months Ended September 30,
GAAP results			2024 $ million	2025 $ million
Net sales			3,353	5,745
Net income attributable to Amcor plc			191	262
EPS (diluted US cents)			13.2	11.3

				Constant currency ∆%
	Three Months Ended September 30,		Reported ∆%
Adjusted non-GAAP results	2024 $ million	2025 $ million
Net sales	3,353	5,745	71	68
EBITDA	466	909	95	92
EBIT	365	687	88	85
Net income	234	448	91	88
EPS (diluted US cents)	16.2	19.3	20	18
Free Cash Flow	(395)	(343)
All amounts referenced throughout this document are in US dollars unless otherwise indicated and numbers may not add up to the totals provided due to rounding. Further details related to combined volume commentary throughout this document can be found under "Presentation of combined volume performance" in this release.
(1) Adjusted non-GAAP results exclude items not considered representative of ongoing operations. Constant currency ∆% excludes movements in foreign exchange rates. Further details on non-GAAP measures and reconciliations to GAAP measures can be found under "Presentation of non-GAAP information” in this release.
(2) Unless otherwise specified, all results within this document for the three months ended 30 September 2024 reflect the historical results of the Amcor plc group which is considered the accounting acquirer in the combination between Amcor plc and Berry Global, which closed on April 30, 2025.

Berry Global acquisition
On April 30, 2025, the all-stock acquisition of Berry Global was completed at a fixed exchange ratio of 7.25 Amcor ordinary shares for each Berry share.
This transformational acquisition establishes Amcor as the global leader in consumer packaging and dispensing solutions for nutrition, health, beauty and wellness with the unique material science and innovation capabilities to meet customers’ and consumers’ sustainability aspirations. With multiple new growth opportunities and $650 million of identified pre-tax synergies through fiscal 2028, Amcor believes it is well placed to deliver significant near- and long-term value for customers and shareholders.
Segment reporting
The Global Flexible Packaging Solutions segment includes Amcor’s legacy Flexible Packaging business and the acquired Berry Global Flexibles business.
The Global Rigid Packaging Solutions segment includes Amcor’s legacy Rigid Packaging business and the acquired Berry Global Consumer Packaging International and Consumer Packaging North America businesses.
Integration and synergies
Integration of the Berry business is progressing well and resulted in approximately $38 million of synergies in the first quarter, of which approximately $5 million favorably impacted interest expense with the remaining $33 million favorably impacting adjusted EBIT. Integration is proceeding in line with expectations and Amcor's teams are on track to deliver at least $260 million of pre-tax synergy benefits in the 2026 fiscal year, which represents 12% EPS accretion, as a direct result of the acquisition. Amcor believes the company is well placed to achieve the previously announced total pre-tax synergy benefits of $650 million by the end of the 2028 fiscal year.

Shareholder returns
Dividend
The Board's confidence in Amcor's near and long term growth opportunities and ability to generate significant free cash flow is reflected in today's declaration of an increased quarterly cash dividend of 13.0 cents per share (compared with 12.75 cents per share in the same quarter last year). The dividend will be paid in US dollars to holders of Amcor’s ordinary shares trading on the NYSE. Holders of CDIs trading on the ASX will receive an unfranked dividend of 19.78 Australian cents per share, which reflects the quarterly dividend of 13.0 cents per share converted at an AUD:USD average exchange rate of 0.6572 over the five trading days ended November 3, 2025.
The ex-dividend date will be November 27, 2025 for holders of CDIs trading on the ASX and November 28, 2025 for holders of shares trading on the NYSE. For all shareholders, the record date will be November 28, 2025 and the payment date will be December 17, 2025.

Financial results - Three Months Ended September 30, 2025
Segment information

	Three Months Ended September 30,2024			Three Months Ended September 30,2025
Adjusted non-GAAP results	Net sales $ million	EBIT $ million	EBIT / Sales %	Net sales $ million	EBIT $ million	EBIT / Sales %
Global Flexible Packaging Solutions	2,552	329	12.9	3,257	426	13.1
Global Rigid Packaging Solutions	801	62	7.7	2,488	295	11.9
Other(1)	—	(26)		—	(34)
Total Amcor	3,353	365	10.9	5,745	687	12.0
(1) Represents corporate expenses

Net sales of $5,745 million were 68% higher than last year on a constant currency basis, including approximately $2.4 billion of acquired sales net of divestments, which represents growth of approximately 70% and an unfavorable impact of approximately 1% from the pass through of lower raw material costs. The remaining year over year variation reflects the impact of volumes and price/mix.
Volume performance was broadly similar to the fourth quarter of fiscal 2025 and approximately 2% lower than estimated combined volumes for the legacy Amcor and legacy Berry businesses in the September quarter last year, excluding non-core North America beverage. The Company estimates that price/mix had no material impact on net sales.
Adjusted EBIT of $687 million was 85% higher than last year on a constant currency basis, including approximately $295 million of acquired EBIT net of divestments (represents growth of approximately 81%). The remaining year over year variation mainly reflects synergy benefits from the Berry acquisition of approximately $33 million, disciplined cost performance and improved productivity, partly offset by lower volumes and an unfavorable price/mix impact on earnings.
Adjusted EBIT margins of 12.0% were 110 basis points higher than the prior year.

Global Flexible Packaging Solutions segment

	Three Months Ended September 30,		Reported ∆%	Constant currency ∆%
	2024 $ million	2025 $ million
Net sales	2,552	3,257	28	25
Adjusted EBIT	329	426	29	28
Adjusted EBIT / Sales %	12.9	13.1
Net sales of $3,257 million were 25% higher than last year on a constant currency basis including approximately $640 million of acquired sales net of divestments, which represents growth of approximately 25% and a favorable impact of approximately 1% from the pass through of higher raw material costs. The remaining year over year variation reflects the impact of volumes and price/mix.
The Company estimates that volumes for the Global Flexible Packaging Solutions segment were 2.8% lower compared to volumes for the combined legacy Amcor and Berry businesses in the September quarter last year. In North America, volumes were down low single digit % with growth in categories including healthcare and beauty & wellness more than offset by lower volumes in categories including liquids, snacks and confectionary and unconverted films. Volumes were lower in Europe with growth in categories including healthcare and petcare more than offset by lower volumes in categories including beauty & wellness, confectionary and unconverted films. Volumes across emerging markets were in line with the prior year reflecting growth in Asia Pacific offset by volume declines in Latin America. The Company estimates that price/mix had a favorable impact on net sales driven by better relative volume performance of higher value packaging solutions.
Adjusted EBIT of $426 million was 28% higher than last year on a constant currency basis, reflecting approximately $75 million of acquired EBIT, net of divestments (represents growth of approximately 23%). The remaining year over year growth mainly reflects synergy benefits from the Berry acquisition and improved cost performance and productivity, partly offset by lower volumes.

Global Rigid Packaging Solutions segment

	Three Months Ended September 30,		Reported ∆%	Constant currency ∆%
	2024 $ million	2025 $ million
Net sales	801	2,488	211	205
Adjusted EBIT	62	295	377	365
Adjusted EBIT / Sales %	7.7	11.9
Net sales of $2,488 million were 205% higher than last year on a constant currency basis, including approximately $1.7 billion of acquired sales net of divestments, which represents growth of approximately 215% and an unfavorable impact of approximately 6% from the pass through of lower raw material costs. The remaining year over year variation reflects the impact of volumes and price/mix.
Volume performance was similar to the fourth quarter of fiscal 2025 and approximately 1% lower than estimated combined volumes for the legacy Amcor and Berry businesses in the September quarter last year, excluding non-core North America beverage. In North America, volumes were in line with the prior year excluding the non-core North America beverage business, with growth in categories including petcare and specialty containers offset by lower volumes in categories including beauty & wellness, food and foodservice. Volumes in Europe were marginally lower than the prior year, with growth in categories including healthcare and liquids more than offset by lower volumes in categories including food and beauty & wellness. Volumes were down low single digit % across emerging markets, primarily in Latin America. The Company estimates that price/mix had an unfavorable impact on net sales.
Adjusted EBIT of $295 million was 365% higher than last year on a constant currency basis, including approximately $240 million of acquired EBIT net of divestments (represents growth of approximately 391%). The remaining year over year variation mainly reflects lower volumes (predominantly in the North America beverage business) and an unfavorable price/mix impact, partly offset by synergy benefits from the Berry acquisition and disciplined cost performance.
Adjusted EBIT margins of 11.9% were 420 basis points higher than the prior year reflecting the improved quality of the combined business.
Net interest and income tax expense
For the three months ended September 30, 2025, GAAP net interest expense of $153 million compares with $75 million last year. Adjusted net interest expense for the three months ended September 30, 2025 of $140 million was $65 million higher than last year as a result of increased acquisition related net debt. GAAP income tax expense was $49 million compared with $43 million last year. Adjusted tax expense for the three months ended September 30, 2025 of $99 million compared with $54 million last year. Adjusted tax expense for the three months ended September 30, 2025 represents an effective tax rate of 18.0%, compared with 18.6% in the prior year.

Free Cash Flow
For the three months ended September 30, 2025, free cash outflow was $343 million, in-line with expectations after funding approximately $115 million of net acquisition related cash costs. Prior to funding of acquisition related cash costs cash flow increased by more than $160 million compared with last year. Net debt was $13,999 million at September 30, 2025.

Fiscal 2026 guidance reaffirmed
For the fiscal year ending June 30, 2026, the Company continues to expect:
•Adjusted EPS of approximately 80 to 83 cents per share, which represents constant currency growth of 12% to 17% compared with 71.2 cents per share in fiscal 2025. This includes pre-tax synergy benefits related to the Berry Global acquisition of at least $260 million.
•Free Cash Flow of approximately $1.8 billion to $1.9 billion, which is after deducting approximately $220 million of net cash integration and transaction costs related to the Berry Global acquisition.
Other guidance considerations include:
•Capital expenditure between $850 to $900 million;
•Net interest expense of approximately $570 to $600 million; and
•An effective tax rate between 19% and 21%.

Amcor’s guidance for fiscal 2026 reflects a full 12 months ownership of the Berry Global business and does not take into account the impact of potential portfolio optimization actions which may be completed through the year.
Amcor's guidance contemplates a range of factors which create a degree of uncertainty and complexity when estimating future financial results. Further information can be found under 'Cautionary Statements Regarding Forward-Looking Statements' in this release. Reconciliations of the fiscal 2026 projected non-GAAP measures are not included herein because the individual components are not known with certainty as individual financial statements for fiscal 2026 have not been completed.

Conference Call
Amcor is hosting a conference call with investors and analysts to discuss these results on Wednesday November 5, 2025 at 5:30pm US Eastern Standard Time / Thursday November 6, 2025 at 9:30am Australian Eastern Daylight Time. Investors are invited to listen to a live webcast of the conference call at our website, www.amcor.com, in the “Investors” section.
Those wishing to access the call should use the following toll-free numbers, with the Conference ID: 6121370
•USA: 800 715 9871 (toll free)
•USA: 646 307 1963 (local)
•Australia: 1800 519 630 (toll free), 02 9133 7103 (local)
•United Kingdom: 0800 358 0970 (toll free), 020 3433 3846 (local)
•Singapore: +65 3159 5133 (local)
•Hong Kong: +852 3002 3410 (local)
From all other countries, the call can be accessed by dialing +1 646 307 1963 (toll).
A replay of the webcast will also be available in the 'Investors" section at www.amcor.com following the call.

About Amcor
Amcor is the global leader in developing and producing responsible consumer packaging and dispensing solutions across a variety of materials for nutrition, health, beauty and wellness categories. Our global product innovation and sustainability expertise enables us to solve packaging challenges around the world every day, producing a range of flexible packaging, rigid packaging, cartons and closures that are more sustainable, functional and appealing for our customers and their consumers. We are guided by our purpose of elevating customers, shaping lives and protecting the future. Supported by a commitment to safety, over 75,000 people generate $23 billion in annualized sales from operations that span over 400 locations in more than 40 countries. NYSE: AMCR; ASX: AMC
www.amcor.com I LinkedIn I YouTube

Contact Information

Investors
Tracey Whitehead	Damien Bird	Damon Wright	Dustin Stilwell
Global Head of Investor Relations	Vice President Investor Relations Asia Pacific	Vice President Investor Relations North America	Vice President Investor Relations North America
+61 408 037 590	+61 481 900 499	+1 224 313 7141	+1 812 306 2964
tracey.whitehead@amcor.com	damien.bird@amcor.com	damon.wright@amcor.com	dustin.stilwell@amcor.com

Media - Australia	Media - Europe	Media - North America
James Strong	Ernesto Duran	Julie Liedtke
Managing Director	Head of Global Communications	Director, Media Relations
Sodali & Co	Amcor	Amcor
+61 448 881 174	+41 78 698 69 40	+1 847 204 2319
james.strong@sodali.com	ernesto.duran@amcor.com	julie.liedtke@amcor.com
Amcor plc UK Establishment Address: 83 Tower Road North, Warmley, Bristol, England, BS30 8XP, United Kingdom
UK Overseas Company Number: BR020803
Registered Office: 3rd Floor, 44 Esplanade, St Helier, JE4 9WG, Jersey
Jersey Registered Company Number: 126984, Australian Registered Body Number (ARBN): 630 385 278

U.S. GAAP Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,
$ in millions, except per share data	2024	2025
Net sales	3,353	5,745
Cost of sales	(2,694)	(4,621)
Gross profit	659	1,124
Selling, general, and administrative expenses	(276)	(435)
Amortization of acquired intangible assets	(39)	(133)
Research and development expenses	(28)	(46)
Restructuring, transaction and integration expenses, net	(6)	(75)
Other income, net	2	26
Operating income	312	461
Interest expense, net	(75)	(153)
Other non-operating income/(expenses), net	(1)	1
Income before income taxes and equity in income of affiliated companies	236	309
Income tax expense	(43)	(49)
Equity in income of affiliated companies, net of tax	—	2
Net income	193	262
Net income attributable to non-controlling interests	(2)	—
Net income attributable to Amcor plc	191	262
USD:EUR average FX rate	0.9105	0.8559

Basic earnings per share attributable to Amcor	0.132	0.113
Diluted earnings per share attributable to Amcor	0.132	0.113
Weighted average number of shares outstanding – Basic	1,440	2,314
Weighted average number of shares outstanding – Diluted	1,444	2,315

U.S. GAAP Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended September 30,
($ million)	2024	2025
Net income	193	262
Depreciation, amortization and impairment	141	364
Changes in operating assets and liabilities, excluding effect of acquisitions, divestitures, and currency	(631)	(718)
Other non-cash items	28	(41)
Net cash used in operating activities	(269)	(133)
Purchase of property, plant and equipment and other intangible assets	(145)	(238)
Proceeds from sales of property, plant and equipment and other intangible assets	1	28
Business acquisitions	(11)	(16)
Net debt proceeds	454	696
Dividends paid	(180)	(294)
Purchase of treasury shares, proceeds from exercise of options and tax withholdings for share-based incentive plans	(34)	(36)
Other, including effect of exchange rate on cash and cash equivalents	28	(9)
Net decrease in cash and cash equivalents	(156)	(2)
Cash and cash equivalents balance at beginning of the year	588	827
Cash and cash equivalents balance at end of the period	432	825

U.S. GAAP Condensed Consolidated Balance Sheets (Unaudited)

($ million)	June 30, 2025	September 30,2025
Cash and cash equivalents	827	825
Trade receivables, net	3,426	3,430
Inventories, net	3,471	3,473
Property, plant, and equipment, net	8,202	8,220
Goodwill and other intangible assets, net	18,679	18,580
Other assets	2,461	2,619
Total assets	37,066	37,147
Trade payables	3,490	3,002
Short-term debt and current portion of long-term debt	257	2,004
Long-term debt, less current portion	13,841	12,820
Accruals and other liabilities	7,738	7,591
Shareholders' equity	11,740	11,730
Total liabilities and shareholders' equity	37,066	37,147

Components of Fiscal 2026 Net Sales growth

	Three Months Ended September 30,
($ million)	Global Flexible Packaging Solutions	Global Rigid Packaging Solutions	Total
Net sales fiscal 2026	3,257	2,488	5,745
Net sales fiscal 2025	2,552	801	3,353
Reported Growth %	28	211	71
FX %	2	6	3
Constant Currency Growth %	25	205	68
RM Pass Through %	1	(6)	(1)
Items affecting comparability %	25	215	70
Organic Growth %	(1)	(4)	(2)
Volume %	(3)	(5)	(3)
Price/Mix %	2	1	1

Reconciliation of Non-GAAP Measures
Reconciliation of adjusted Earnings before interest, tax, depreciation, and amortization (EBITDA), Earnings before interest and tax (EBIT), Net income, Earnings per share (EPS) and Adjusted Free Cash Flow

	Three Months Ended September 30,2024				Three Months Ended September 30,2025
($ million)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)(1)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)(1)
Net income attributable to Amcor	191	191	191	13.2	262	262	262	11.3
Net income attributable to non-controlling interests	2	2			—	—
Tax expense	43	43			49	49
Interest expense, net	75	75			153	153
Depreciation and amortization	140				355
EBITDA, EBIT, Net income, and EPS	451	311	191	13.2	819	464	262	11.3
Impact of hyperinflation	2	2	2	0.1	11	11	11	0.5
Restructuring, integration and related expenses, net (2)	6	6	6	0.4	53	53	53	2.3
Transaction costs	—	—	—	—	22	22	22	0.9
Other	7	7	7	0.4	4	4	4	0.2
Amortization of acquired intangibles (3)		39	39	2.8		133	133	5.8
Interest expense Berry Transaction			—	—			13	0.5
Tax effect of above items			(11)	(0.7)			(50)	(2.2)
Adjusted EBITDA, EBIT, Net income and EPS	466	365	234	16.2	909	687	448	19.3
Reconciliation of adjusted growth to constant currency growth
% growth - Adjusted EBITDA, EBIT, Net income, and EPS					95	88	91	20
% currency impact					(3)	(3)	(3)	(2)
% constant currency growth					92	85	88	18

% items affecting comparability (4)					89	81
% from all other sources					3	4
Adjusted EBITDA	466				909
Interest paid, net	(36)				(149)
Income tax paid	(75)				(105)
Purchase of property, plant and equipment and other intangible assets	(145)				(238)
Proceeds from sales of property, plant and equipment and other intangible assets, net of restructuring	1				2
Movement in working capital	(586)				(569)
Other	(20)				(78)
Adjusted Free Cash Flow	(395)				(228)
Berry Transaction, restructuring and Integration costs, net	—				(115)
Free Cash Flow	(395)				(343)

(1) Calculation of diluted EPS for the three months ended September 30, 2024 excludes net income attributable to shares to be repurchased under forward contracts of $1 million.
(2) Three months ended September 30, 2025 primarily includes costs incurred in connection with the Berry Global acquisition.
(3) Amortization of acquired intangible assets from business combinations.
(4) Reflects the impact of acquired, disposed, and ceased operations.

Reconciliation of adjusted EBIT by reportable segment

	Three Months Ended September 30,2024				Three Months Ended September 30,2025
($ million)	Global Flexible Packaging Solutions	Global Rigid Packaging Solutions	Other	Total	Global Flexible Packaging Solutions		Global Rigid Packaging Solutions		Other		Total
Net income attributable to Amcor				191							262
Net income attributable to non-controlling interests				2							—
Tax expense				43							49
Interest expense, net				75							153
EBIT	280	59	(28)	311	321		201		(58)		464
Material impact of hyperinflation	—	2	—	2	2		9		—		11
Restructuring, integration and related expenses, net (1)	6	—	—	6	14		29		10		53
Transaction costs	—	—	—	—	8		1		13		22
Other	6	—	1	7	2		3		(1)		4
Amortization of acquired intangibles (2)	37	1	1	39	78		53		2		133
Interest expense Berry Transaction	—	—	—	—	—		—		—		—
Adjusted EBIT	329	62	(26)	365	426		295		(34)		687
Adjusted EBIT / sales %	12.9%	7.7%		10.9%	13.1%		11.9%				12.0%
Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBIT					29		377		—		88
% currency impact					(2)		(12)		—		(3)
% constant currency growth					28		365		—		85

% items affecting comparability (3)					23		391		—		81
% from all other sources					4	—	(26)	—	—	—	4
(1) Three months ended September 30, 2025 primarily includes costs incurred in connection with the Berry Global acquisition.
(2) Amortization of acquired intangible assets from business combinations.
(3) Reflects the impact of acquired, disposed, and ceased operations.

Reconciliation of net debt

($ million)	June 30, 2025	September 30,2025
Cash and cash equivalents	(827)	(825)
Short-term debt	116	89
Current portion of long-term debt	141	1,915
Long-term debt, less current portion	13,841	12,820
Net debt	13,271	13,999

Cautionary Statement Regarding Forward-Looking Statements
Unless otherwise indicated, references to "Amcor," the "Company," "we," "our," and "us" in this document refer to Amcor plc and its consolidated subsidiaries. This document contains certain statements that are "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified with words like "believe," "expect," "target," "project," "may," "could," "would," "approximately," "possible," "will," "should," "intend," "plan," "anticipate," "commit," "estimate," "potential," "ambitions," "outlook," or "continue," the negative of these words, other terms of similar meaning, or the use of future dates. Such statements are based on the current expectations of the management of Amcor and are qualified by the inherent risks and uncertainties surrounding future expectations generally. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. Neither Amcor nor any of its respective directors, executive officers, or advisors, provide any representation, assurance, or guarantee that the occurrence of the events expressed or implied in any forward-looking statements will actually occur or if any of them do occur, what impact they will have on the business, results of operations or financial condition of Amcor. Should any risks and uncertainties develop into actual events, these developments could have a material adverse effect on Amcor's business, including the ability to successfully realize the expected benefits of the merger of Amcor and Berry Global Group, Inc. Risks and uncertainties that could cause actual results to differ from expectations include, but are not limited to: risks arising from the integration of the Amcor and Berry Global Group, Inc., ("Berry") businesses as a result of the merger completed on April 30, 2025 (the "Transaction" or "Merger"); risk of continued substantial and unexpected costs or expenses resulting from the Transaction; risk that the anticipated benefits of the Transaction may not be realized when expected or at all; risk that the Company's significant indebtedness may limit its flexibility and increase its borrowing costs; risk that the Merger-related tax liabilities could have a material impact on the Company's financial results; risk that the strategic review of our portfolio may cause disruptions to our business or may not result in completion of a transaction to restructure or divest non-core businesses or may not create additional value for our shareholders; changes in consumer demand patterns and customer requirements in numerous industries; risk of loss of key customers, a reduction in their production requirements, or consolidation among key customers; significant competition in the industries and regions in which we operate; an inability to expand our current business effectively through either organic growth, including product innovation, investments, or acquisitions; challenging global economic conditions; impacts of operating internationally; price fluctuations or shortages in the availability of raw materials, energy and other inputs, which could adversely affect our business; production, supply, and other commercial risks, including counterparty credit risks, which may be exacerbated in times of economic volatility; pandemics, epidemics, or other disease outbreaks; an inability to attract, develop, and retain our skilled workforce and manage key transitions; labor disputes and an inability to renew collective bargaining agreements at acceptable terms; physical impacts of climate change; significant disruption at a key manufacturing facility; cybersecurity risks, which could disrupt our operations or risk of loss of our sensitive business information; failures or disruptions in our information technology systems which could disrupt our operations, compromise customer, employee, supplier, and other data; rising interest rates that increase our borrowing costs on our variable rate indebtedness and could have other negative impacts; foreign exchange rate risk; a significant write-down of goodwill and/or other intangible assets; a failure to maintain an effective system of internal control over financial reporting; an inability of our insurance policies, including our use of a captive insurance company, to provide adequate protection against all of the key operational risks we face; an inability to defend our intellectual property rights or intellectual property infringement claims against us; litigation, including product liability claims or litigation related to Environmental, Social, and Governance ("ESG") matters, or regulatory developments; increasing scrutiny and changing expectations from investors, customers, suppliers, and governments with respect to our ESG practices and commitments resulting in additional costs or exposure to additional risks; changing ESG government regulations including climate-related rules; changing environmental, health, and safety laws; changes in tax laws or changes in our geographic mix of earnings; and changes in trade policy, including tariff and custom regulations or failure to comply with such regulations. These risks and uncertainties are supplemented by those identified from time to time in our filings with the Securities and Exchange Commission (the "SEC"), including without limitation, those described under Part I, "Item 1A - Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended June 30, 2025, and as updated by our quarterly reports on Form 10-Q. You can obtain copies of Amcor’s filings with the SEC for free at the SEC’s website (www.sec.gov). Forward-looking statements included herein are made only as of the date hereof and Amcor does not undertake any obligation to update any forward-looking statements, or any other information in this communication, as a result of new information, future developments or otherwise, or to correct any inaccuracies or omissions in them which become apparent, except as expressly required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.

Presentation of non-GAAP information
Included in this release are measures of financial performance that are not calculated in accordance with U.S. GAAP. These measures include adjusted EBITDA and EBITDA (calculated as earnings before interest and tax and depreciation and amortization), adjusted EBIT and EBIT (calculated as earnings before interest and tax), adjusted net income, adjusted earnings per share, adjusted free cash flow, and net debt. In arriving at these non-GAAP measures, we exclude items that either have a non-recurring impact on the income statement or which, in the judgment of our management, are items that, either as a result of their nature or size, could, were they not singled out, potentially cause investors to extrapolate future performance from an improper base. Note that while amortization of acquired intangible assets is excluded from non-GAAP adjusted financial measures, the revenue of the acquired entities and all other expenses unless otherwise stated, are reflected in our non-GAAP financial performance earnings measures. While not all inclusive, examples of these items include: material restructuring programs, including associated costs such as employee severance, pension and related benefits, impairment of property and equipment and other assets, accelerated depreciation, termination payments for contracts and leases, contractual obligations, and any other qualifying costs related to restructuring plans; material sales and earnings from disposed or ceased operations and any associated profit or loss on sale of businesses or subsidiaries; changes in the fair value of economic hedging instruments on commercial paper and contingent purchase consideration; pension settlements; impairments in goodwill and equity method investments; material acquisition compensation and transaction costs such as due diligence expenses, professional and legal fees, financing-related expenses; and integration costs; material purchase accounting adjustments for inventory; amortization of acquired intangible assets from business combination; gains or losses on significant property and divestitures and significant property and other impairments, net of insurance recovery; certain regulatory and legal matters; impacts from highly inflationary accounting; expenses related to the Company's Chief Executive Officer transition; and impacts related to the Russia-Ukraine conflict.
Amcor also evaluates performance on a comparable constant currency basis, which measures financial results assuming constant foreign currency exchange rates used for translation based on the average rates in effect for the comparable prior year period. In order to compute comparable constant currency results, we multiply or divide, as appropriate, current-year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior-year average foreign exchange rates. We then adjust for other items affecting comparability. While not all inclusive, examples of items affecting comparability include the difference between sales or earnings in the current period and the prior period related to disposed, or ceased operations. Comparable constant currency net sales performance also excludes the impact from passing through movements in raw material costs.
Management has used and uses these measures internally for planning, forecasting and evaluating the performance of the Company’s reporting segments and certain of the measures are used as a component of Amcor’s Board of Directors’ measurement of Amcor’s performance for incentive compensation purposes. Amcor believes that these non-GAAP measures are useful to enable investors to perform comparisons of current and historical performance of the Company. For each of these non-GAAP financial measures, a reconciliation to the most directly comparable U.S. GAAP financial measure has been provided herein. These non-GAAP financial measures should not be construed as an alternative to results determined in accordance with U.S. GAAP. The Company provides guidance on a non-GAAP basis as we are unable to predict with reasonable certainty the ultimate outcome and timing of certain significant forward-looking items without unreasonable effort.  These items include but are not limited to the impact of foreign exchange translation, restructuring program costs, asset impairments, possible gains and losses on the sale of assets, certain tax related events, and difficulty in making accurate forecasts and projections in connection with the legacy Berry Global business given recency of access to all relevant information. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP earnings and cash flow measures for the guidance period.

Presentation of combined volume performance
In order to provide the most meaningful comparison of results of volume performance by region and end market for Amcor plc and for each of its reportable segments, the Company has included commentary to reflect Amcor’s estimate of year-over-year volume performance for the three months ended September 30, 2025 compared with estimated combined volumes for the legacy Amcor and Berry Global businesses for the three months ended September 30, 2024. The combined volume performance information has been presented for informational purposes and Amcor believes this information reflects the impact of the combination including allocation of volumes across the combined production footprint since May 1, 2025. For the avoidance of doubt, combined volume performance information is not intended to be, and was not, prepared on a basis consistent with pro forma financial information required by Article 11 of Regulation S-X.

Dividends
Amcor has received a waiver from the ASX’s settlement operating rules, which will allow the Company to defer processing conversions between its ordinary share and CDI registers from November 27, 2025 to November 28, 2025 inclusive.